Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS OUTSTANDING THIRD QUARTER 2022 RESULTS

•Third quarter 2022 comparable systemwide constant dollar RevPAR increased 36.3 percent worldwide, 28.5 percent in the U.S. & Canada, and 66.1 percent in international markets, compared to the 2021 third quarter;

•Third quarter 2022 comparable systemwide constant dollar RevPAR increased 1.8 percent worldwide and 3.5 percent in the U.S. & Canada, while RevPAR declined 2.4 percent in international markets, compared to the 2019 third quarter;

•Third quarter reported diluted EPS totaled $1.94, compared to reported diluted EPS of $0.67 in the year-ago quarter. Third quarter adjusted diluted EPS totaled $1.69, compared to third quarter 2021 adjusted diluted EPS of $0.99;

•Third quarter reported net income totaled $630 million, compared to reported net income of $220 million in the year-ago quarter. Third quarter adjusted net income totaled $551 million, compared to third quarter 2021 adjusted net income of $327 million;

•Adjusted EBITDA totaled $985 million in the 2022 third quarter, compared to third quarter 2021 adjusted EBITDA of $683 million;

•The company added roughly 14,000 rooms globally during the third quarter, including approximately 8,700 rooms in international markets and nearly 3,900 conversion rooms;

•At quarter end, Marriott’s worldwide development pipeline totaled over 3,000 properties and more than 502,000 rooms, including roughly 33,300 rooms approved, but not yet subject to signed contracts. Approximately 204,800 rooms in the pipeline were under construction as of the end of the 2022 third quarter;

•During the third quarter, Marriott repurchased 6.2 million shares of common stock for $950 million. Year-to-date through October 31, the company has returned $1.9 billion to shareholders.

BETHESDA, MD – November 3, 2022 - Marriott International, Inc. (NASDAQ: MAR) today reported third quarter 2022 results.

Anthony Capuano, Chief Executive Officer, said, “We are very pleased to report another quarter of outstanding results. Global RevPAR1 more than fully recovered, rising nearly 2 percent above 2019. In
1 All occupancy, Average Daily Rate (ADR) and RevPAR statistics and estimates are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2022 and 2021 reflect properties that are comparable in both years. Occupancy, ADR and RevPAR comparisons between 2022 and 2019 reflect properties that are defined as comparable as of September 30, 2022, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019. Unless otherwise stated, all comparisons to pre-pandemic or 2019 are comparing to the same time period each year.

the third quarter, RevPAR compared to 2019 improved sequentially from the second quarter in every region around the world.

“In the U.S. & Canada, our largest region, RevPAR exceeded 2019 levels by 3.5 percent in the third quarter. Occupancy in the region has been rising throughout the year, reaching 72 percent in September, just 2 percentage points below the same month in 2019. Leisure transient demand remained very robust, and group RevPAR more than fully recovered to 2019 levels in the quarter. Business transient demand, though still lagging in recovery, continued to improve.

“Our EMEA and CALA regions posted nearly 10 percent and 18 percent third quarter RevPAR growth over 2019, respectively. Demand in these regions was boosted by the strong U.S. dollar and the ramping of cross-border travel.

“In mid-October, we announced that we signed an agreement to acquire the City Express brand portfolio, marking our entry into the affordable midscale segment. We see meaningful opportunities to further expand the brand in the CALA region and globally, as we have successfully done with other brand acquisitions. Upon closing, we look forward to offering our guests more stay options and our owners and franchisees new opportunities to grow their portfolios.

“Our award-winning loyalty program, Marriott Bonvoy, hit 173 million members at the end of September. During the quarter, Bonvoy member penetration achieved record highs, reaching 60 percent in the U.S. & Canada and 53 percent globally. Co-brand cardholder acquisitions and total card spending worldwide have continued to grow meaningfully, increasing our third quarter co-brand card fees more than 20 percent compared to the year-ago quarter.

“While we are carefully monitoring macroeconomic trends, bookings across all our customer segments remain strong, contributing to the ongoing momentum in our business. We expect continued demand growth around the world in the fourth quarter and anticipate that global RevPAR could increase 2 percent to 4 percent compared to 2019.

“With our solid financial results and strong cash generation, we have already returned $1.9 billion to shareholders year-to-date through October 31. For full year 2022, we now expect to return more than $2.7 billion to our shareholders through dividends and share repurchases.”

Third Quarter 2022 Results
Marriott’s reported operating income totaled $958 million in the 2022 third quarter, compared to 2021 third quarter reported operating income of $545 million. Reported net income totaled $630 million in the 2022 third quarter, compared to 2021 third quarter reported net income of $220 million. Reported diluted earnings per share (EPS) totaled $1.94 in the quarter, compared to reported diluted EPS of $0.67 in the year-ago quarter.

Adjusted operating income in the 2022 third quarter totaled $815 million, compared to 2021 third quarter adjusted operating income of $527 million. Adjusted operating income in the 2021 third quarter excluded impairment charges of $11 million.

Third quarter 2022 adjusted net income totaled $551 million, compared to 2021 third quarter adjusted net income of $327 million. Adjusted diluted EPS in the 2022 third quarter totaled $1.69, compared to adjusted diluted EPS of $0.99 in the year-ago quarter. The 2022 third quarter adjusted results excluded special tax items of $30 million ($0.09 per share) and a $2 million ($0.01 per share) gain on an investee’s property sale. The 2021 third quarter adjusted results excluded a $122 million after-tax ($0.37 per share) loss on the extinguishment of debt and $8 million after-tax ($0.02 per share) of impairment charges.

Adjusted results also excluded cost reimbursement revenue, reimbursed expenses and restructuring, merger-related charges, and other expenses. See pages A-3 and A-12 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $953 million in the 2022 third quarter, compared to base management and franchise fees of $723 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to RevPAR increases due to the ongoing recovery in lodging demand, as well as unit growth. Other non-RevPAR related franchise fees in the 2022 third quarter totaled $192 million, compared to $173 million in the year-ago quarter, largely driven by higher credit card branding fees.

Incentive management fees totaled $106 million in the 2022 third quarter, compared to $53 million in the 2021 third quarter. Roughly two-thirds of the incentive management fees recognized in the quarter were earned at hotels in international markets.

Owned, leased, and other revenue, net of direct expenses, totaled $44 million in the 2022 third quarter, compared to $37 million in the year-ago quarter. The year-over-year increase in revenue net of expenses largely reflects the ongoing recovery in lodging demand, partially offset by $23 million of lower termination fees and a $19 million accrual related to a portfolio of 12 leased hotels in the U.S. & Canada.

Depreciation, amortization, and other expenses for the 2022 third quarter totaled $50 million, compared to $64 million in the year-ago quarter. Expenses in the 2021 third quarter included an $11 million impairment charge.

General, administrative, and other expenses for the 2022 third quarter totaled $216 million, compared to $212 million in the year-ago quarter.

Interest expense, net, totaled $93 million in the third quarter compared to $99 million in the year-ago quarter. The decrease is largely due to lower interest expense associated with lower debt balances.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $985 million in the 2022 third quarter, compared to third quarter 2021 adjusted EBITDA of $683 million. See page A-12 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 77 properties (14,071 rooms) to its worldwide lodging portfolio during the 2022 third quarter, including nearly 3,900 rooms converted from competitor brands and approximately 8,700 rooms in international markets. Thirty-five properties (7,440 rooms) exited the system during the quarter, including roughly 5,200 rooms in Russia. At quarter end, Marriott’s global lodging system totaled nearly 8,200 properties, with over 1,507,000 rooms.

At quarter end, the company’s worldwide development pipeline totaled 3,024 properties with more than 502,000 rooms, including 1,039 properties with approximately 204,800 rooms under construction, or 41 percent of the pipeline, and 233 properties with roughly 33,300 rooms approved for development, but not yet subject to signed contracts.

In the 2022 third quarter, worldwide RevPAR increased 36.3 percent (a 33.4 percent increase using actual dollars) compared to the 2021 third quarter. RevPAR in the U.S. & Canada increased 28.5 percent (a 28.3 percent increase using actual dollars), and RevPAR in international markets increased 66.1 percent (a 51.0 percent increase using actual dollars).

Balance Sheet
At quarter end, Marriott’s net debt was $8.4 billion, representing total debt of $9.4 billion less cash and cash equivalents of $1.0 billion. At year-end 2021, the company’s net debt was $8.7 billion, representing total debt of $10.1 billion less cash and cash equivalents of $1.4 billion.

In the third quarter, the company issued $1.0 billion of Series JJ Senior Notes due in 2027 with a 5.00 percent interest rate coupon.

Marriott Common Stock
Year-to-date through October 31, the company has repurchased 11.1 million shares for $1.7 billion at an average price of $153.21 per share.

2022 Outlook1

	Fourth Quarter 2022 vs Fourth Quarter 2019	Full Year 2022 vs Full Year 2019
Comparable systemwide constant $ RevPAR
Worldwide	+2% to +4%	-5% to -3%
U.S. & Canada	+4% to +6%	-2% to flat
International	-2% to flat	-13% to -11%

Year-End 2022 vs Year-End 2021
Gross Rooms Growth		Approx. 4.5%
Deletions[2]		Approx. 1.5%
Net rooms growth		Approx. 3.0%

The change in expected gross rooms growth compared to the company’s prior guidance primarily reflects lengthened construction timelines in Greater China resulting from extended lockdowns.

($ in millions, except EPS)	Fourth Quarter 2022	Full Year 2022
Gross fee revenues	$1,070 to $1,090	$4,017 to $4,037
Owned, leased, and other revenue, net of direct expenses	Approx. $77	Approx. $269
General, administrative, and other expenses	$235 to $225	$890 to $880
Adjusted EBITDA[3,4]	$1,007 to $1,037	$3,770 to $3,800
Adjusted EPS – diluted[4,5]	$1.77 to $1.84	$6.51 to $6.58
Investment spending[6]		Approx. $500
Capital return to shareholders[7]		More than $2,700

1The outlook provided above assumes that the $100 million City Express transaction does not close before year-end 2022.
2 The anticipated deletions rate includes 50bps related to the company’s suspension of its operations in Russia.
3 See pages A-13 & A-14 for the adjusted EBITDA calculation.
4 Adjusted EBITDA and Adjusted EPS – diluted for fourth quarter and full year 2022 do not include cost reimbursement revenue, reimbursed expenses, or restructuring, merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy, and which may be significant, and do not reflect any asset sales that may occur during the remainder of the year. Adjusted EPS – diluted for full year 2022 excludes impairments, gains on investees’ property sales, gains on asset dispositions, and special tax items reported in the first three quarters of 2022. See page A-3 for the Adjusted EPS – diluted calculation for the first three quarters of 2022.
5 Assumes the level of capital return to shareholders noted above.
6 Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.
7 Assumes the level of investment spending noted above and no asset sales that may occur during the remainder of the year.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, November 3, 2022, at 8:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://

www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until November 2, 2023.

The telephone dial-in number for the conference call is US Toll Free: 888-632-3384, or Global: +1 785-830-7975. The conference ID is MAR3Q22. A telephone replay of the conference call will be available from 1:00 p.m. ET, Thursday, November 3, 2022, until 8:00 p.m. ET, Thursday, November 10, 2022. To access the replay, call US Toll Free: 800-695-2533 or Global:
+1 402-530-9029.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of November 3, 2022. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the possible effects on our business of the COVID-19 pandemic (COVID-19); our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; travel and lodging demand trends and expectations; occupancy, ADR and RevPAR recovery trends and expectations; our development pipeline, signings, rooms growth, deletions and conversions; our investment spending and capital return expectations; our expectations regarding the addition of the City Express brand portfolio to our system; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,200 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACTS:	Melissa Froehlich Flood
Corporate Relations
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.mcconagha@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER 2022 AND 2021
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	September 30, 2022	September 30, 2021	Reported 2022 vs. 2021
REVENUES
Base management fees	$275	$190	45
Franchise fees [1]	678	533	27
Incentive management fees	106	53	100
Gross Fee Revenues	1,059	776	36
Contract investment amortization [2]	(22)	(21)	(5)
Net Fee Revenues	1,037	755	37
Owned, leased, and other revenue [3]	345	241	43
Cost reimbursement revenue [4]	3,931	2,950	33
Total Revenues	5,313	3,946	35

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	301	204	(48)
Depreciation, amortization, and other [6]	50	64	22
General, administrative, and other [7]	216	212	(2)
Restructuring, merger-related charges, and other	2	4	50
Reimbursed expenses [4]	3,786	2,917	(30)
Total Expenses	4,355	3,401	(28)

OPERATING INCOME	958	545	76

Gains and other income, net [8]	3	—	*
Loss on extinguishment of debt	—	(164)	100
Interest expense	(100)	(107)	7
Interest income	7	8	(13)
Equity in earnings (losses) [9]	1	(4)	125

INCOME BEFORE INCOME TAXES	869	278	213

Provision for income taxes	(239)	(58)	(312)

NET INCOME	$630	$220	186

EARNINGS PER SHARE
Earnings per share - basic	$1.94	$0.67	190
Earnings per share - diluted	$1.94	$0.67	190

Basic Shares	324.5	327.3
Diluted Shares	325.7	329.3
*Calculated percentage is not meaningful
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in earnings (losses) include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER YEAR-TO-DATE 2022 AND 2021
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Nine Months Ended	Nine Months Ended	Better/(Worse)
	September 30, 2022	September 30, 2021	Reported 2022 vs. 2021
REVENUES
Base management fees	$757	$452	67
Franchise fees [1]	1,847	1,270	45
Incentive management fees	343	141	143
Gross Fee Revenues	2,947	1,863	58
Contract investment amortization [2]	(65)	(56)	(16)
Net Fee Revenues	2,882	1,807	59
Owned, leased, and other revenue [3]	971	536	81
Cost reimbursement revenue [4]	10,997	7,068	56
Total Revenues	14,850	9,411	58

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	779	507	(54)
Depreciation, amortization, and other [6]	147	166	11
General, administrative, and other [7]	655	610	(7)
Restructuring, merger-related charges, and other	11	8	(38)
Reimbursed expenses [4]	10,792	7,005	(54)
Total Expenses	12,384	8,296	(49)

OPERATING INCOME	2,466	1,115	121

Gains and other income, net [8]	9	6	50
Loss on extinguishment of debt	—	(164)	100
Interest expense	(288)	(323)	11
Interest income	18	22	(18)
Equity in earnings (losses) [9]	18	(24)	175

INCOME BEFORE INCOME TAXES	2,223	632	252

Provision for income taxes	(538)	(1)	(53,700)

NET INCOME	$1,685	$631	167

EARNINGS PER SHARE
Earnings per share - basic	$5.15	$1.93	167
Earnings per share - diluted	$5.13	$1.92	167

Basic Shares	327.0	327.0
Diluted Shares	328.4	329.1

1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in earnings (losses) include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Nine Months Ended
	September 30, 2022	September 30, 2021	Percent Better/(Worse)	September 30, 2022	September 30, 2021	Percent Better/(Worse)
Total revenues, as reported	$5,313	$3,946		$14,850	$9,411
Less: Cost reimbursement revenue	(3,931)	(2,950)		(10,997)	(7,068)
Add: Impairments [1]	—	—		5	—
Adjusted total revenues **	1,382	996		3,858	2,343

Operating income, as reported	958	545		2,466	1,115
Less: Cost reimbursement revenue	(3,931)	(2,950)		(10,997)	(7,068)
Add: Reimbursed expenses	3,786	2,917		10,792	7,005
Add: Restructuring, merger-related charges, and other	2	4		11	8
Add: Impairments[2]	—	11		5	11
Adjusted operating income **	815	527	55%	2,277	1,071	113%

Operating income margin	18%	14%		17%	12%
Adjusted operating income margin **	59%	53%		59%	46%

Net income, as reported	630	220		1,685	631
Less: Cost reimbursement revenue	(3,931)	(2,950)		(10,997)	(7,068)
Add: Reimbursed expenses	3,786	2,917		10,792	7,005
Add: Restructuring, merger-related charges, and other	2	4		11	8
Add: Impairments[3]	—	11		11	15
Add: Loss on extinguishment of debt	—	164		—	164
Less: Gains on investees’ property sales[4]	(2)	—		(23)	—
Less: Gain on asset dispositions[5]	—	—		(2)	—
Income tax effect of above adjustments	36	(39)		50	(36)
Less: Income tax special items	30	—		30	(98)
Adjusted net income **	$551	$327	69%	$1,557	$621	151%

Diluted earnings per share, as reported	$1.94	$0.67		$5.13	$1.92
Adjusted diluted earnings per share**	$1.69	$0.99	71%	$4.74	$1.89	151%

**Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Nine months ended September 30, 2022 includes impairment charges reported in Contract investment amortization of $5 million.

2 Nine months ended September 30, 2022 includes impairment charges reported in Contract investment amortization of $5 million. Three months and nine months ended September 30, 2021 include impairment charges reported in Depreciation, amortization, and other of $11 million.

3 Nine months ended September 30, 2022 includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings (losses) of $6 million. Three months and nine months ended September 30, 2021 include impairment charges reported in Depreciation, amortization, and other of $11 million. Nine months ended September 30, 2021 includes impairment charges reported in Equity in earnings (losses) of $4 million.

4 Gains on investees’ property sales reported in Equity in earnings (losses).

5 Gain on asset dispositions reported in Gains and other income, net.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2022

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	633	215,948	1,326	338,913	1,959	554,861
Marriott Hotels	105	57,675	190	55,416	295	113,091
Sheraton	26	21,338	184	62,324	210	83,662
Courtyard	168	27,063	106	23,035	274	50,098
Westin	40	21,865	76	23,543	116	45,408
JW Marriott	21	12,724	66	24,391	87	37,115
Renaissance	24	10,607	55	17,534	79	28,141
The Ritz-Carlton	39	11,648	66	16,451	105	28,099
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Four Points	1	134	81	22,709	82	22,843
Le Méridien	1	100	70	19,524	71	19,624
W Hotels	23	6,516	38	10,246	61	16,762
W Hotels Serviced Apartments	—	—	1	160	1	160
Residence Inn	76	12,199	9	1,116	85	13,315
St. Regis	10	1,977	38	8,905	48	10,882
St. Regis Serviced Apartments	—	—	1	70	1	70
The Luxury Collection	6	2,296	47	8,268	53	10,564
Aloft	2	505	44	9,735	46	10,240
Gaylord Hotels	6	10,220	—	—	6	10,220
AC Hotels by Marriott	7	1,165	68	8,466	75	9,631
Fairfield by Marriott	6	1,431	60	8,093	66	9,524
Delta Hotels	25	6,770	2	477	27	7,247
Autograph Collection	8	2,508	20	2,953	28	5,461
Marriott Executive Apartments	—	—	34	4,866	34	4,866
SpringHill Suites	26	4,363	—	—	26	4,363
EDITION	5	1,379	10	2,216	15	3,595
Protea Hotels	—	—	26	3,151	26	3,151
Element	2	640	12	2,273	14	2,913
Tribute Portfolio	—	—	7	947	7	947
Moxy	—	—	5	887	5	887
TownePlace Suites	6	825	—	—	6	825
Bulgari	—	—	5	442	5	442
Franchised	5,093	732,399	844	170,834	5,937	903,233
Courtyard	859	114,576	112	21,050	971	135,626
Fairfield by Marriott	1,132	106,609	45	7,561	1,177	114,170
Residence Inn	769	91,811	24	3,282	793	95,093
Marriott Hotels	232	73,822	57	16,757	289	90,579
Sheraton	151	47,374	71	20,524	222	67,898
SpringHill Suites	502	58,181	—	—	502	58,181
TownePlace Suites	477	48,594	—	—	477	48,594
Autograph Collection	138	27,167	100	21,288	238	48,455
Westin	91	30,818	26	7,708	117	38,526
Four Points	156	23,613	61	10,155	217	33,768
Renaissance	64	18,071	29	7,544	93	25,615
Aloft	151	21,664	21	3,440	172	25,104
AC Hotels by Marriott	99	16,420	44	7,889	143	24,309
Moxy	26	4,913	84	15,894	110	20,807
Delta Hotels	61	13,996	11	2,557	72	16,553
The Luxury Collection	12	3,188	56	10,372	68	13,560
Tribute Portfolio	50	7,940	24	3,020	74	10,960
Element	77	10,291	2	269	79	10,560
Le Méridien	24	5,548	18	4,641	42	10,189
JW Marriott	12	6,072	11	2,714	23	8,786
Protea Hotels	—	—	34	2,636	34	2,636
Design Hotels	9	1,302	10	1,060	19	2,362
The Ritz-Carlton	1	429	—	—	1	429
W Hotels	—	—	1	246	1	246
Bulgari	—	—	2	161	2	161
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2022

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	38	9,209	64	15,692
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	5	912	5	912
Renaissance	1	317	2	505	3	822
Autograph Collection[1]	—	—	6	576	6	576
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection[2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	66	6,935	44	3,928	110	10,863
The Ritz-Carlton Residences	39	4,317	14	1,135	53	5,452
St. Regis Residences	10	1,082	9	1,065	19	2,147
W Residences	10	1,089	7	547	17	1,636
Bulgari Residences	—	—	5	514	5	514
Sheraton Residences	—	—	2	282	2	282
Westin Residences	3	266	1	9	4	275
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
EDITION Residences	3	90	—	—	3	90
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,890	980,604	2,272	526,746	8,162	1,507,350

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured within “Unallocated corporate and other.”
[1] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[2] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2022

	US & Canada		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	194	53,677	395	91,021	589	144,698
JW Marriott	33	18,796	78	27,601	111	46,397
The Ritz-Carlton	40	12,077	68	17,001	108	29,078
The Ritz-Carlton Residences	39	4,317	14	1,135	53	5,452
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection[1]	18	5,484	107	19,057	125	24,541
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	25	7,295	41	11,157	66	18,452
W Residences	10	1,089	7	547	17	1,636
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,977	39	9,065	49	11,042
St. Regis Residences	10	1,082	9	1,065	19	2,147
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	5	1,379	10	2,216	15	3,595
EDITION Residences	3	90	—	—	3	90
Bulgari	—	—	7	603	7	603
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,062	360,085	1,009	278,276	2,071	638,361
Marriott Hotels	339	132,805	253	74,237	592	207,042
Marriott Hotels Residences	—	—	2	246	2	246
Sheraton	177	68,712	259	84,678	436	153,390
Sheraton Residences	—	—	2	282	2	282
Westin	132	53,756	102	31,251	234	85,007
Westin Residences	3	266	1	9	4	275
Renaissance	89	28,995	86	25,583	175	54,578
Autograph Collection[2]	146	29,675	126	24,817	272	54,492
Le Méridien	25	5,648	88	24,165	113	29,813
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels	86	20,766	13	3,034	99	23,800
Tribute Portfolio	50	7,940	31	3,967	81	11,907
Gaylord Hotels	6	10,220	—	—	6	10,220
Marriott Executive Apartments	—	—	35	4,932	35	4,932
Design Hotels	9	1,302	10	1,060	19	2,362
Limited-Service	4,562	548,003	848	153,587	5,410	701,590
Courtyard	1,046	144,453	222	44,979	1,268	189,432
Fairfield by Marriott	1,138	108,040	105	15,654	1,243	123,694
Residence Inn	846	104,202	34	4,538	880	108,740
SpringHill Suites	528	62,544	—	—	528	62,544
Four Points	157	23,747	142	32,864	299	56,611
TownePlace Suites	483	49,419	—	—	483	49,419
Aloft	153	22,169	65	13,175	218	35,344
AC Hotels by Marriott	106	17,585	112	16,355	218	33,940
Moxy	26	4,913	89	16,781	115	21,694
Element	79	10,931	14	2,542	93	13,473
Protea Hotels	—	—	65	6,699	65	6,699
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,890	980,604	2,272	526,746	8,162	1,507,350

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured within “Unallocated corporate and other.”
[1] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$180.19	37.9%	65.4%	12.7%	pts.	$275.55	11.1%
The Ritz-Carlton	$305.22	19.7%	64.2%	8.0%	pts.	$475.75	4.7%
W Hotels	$216.02	41.4%	66.3%	12.9%	pts.	$325.85	13.8%
Composite US & Canada Luxury[1]	$250.53	30.4%	65.9%	11.0%	pts.	$380.42	8.6%
Marriott Hotels	$156.35	56.2%	69.9%	15.9%	pts.	$223.61	20.8%
Sheraton	$147.72	45.1%	65.0%	11.5%	pts.	$227.09	19.4%
Westin	$180.88	48.2%	72.0%	15.8%	pts.	$251.20	15.6%
Composite US & Canada Premium[2]	$158.27	51.0%	69.6%	15.2%	pts.	$227.51	18.0%
US & Canada Full-Service[3]	$177.95	44.2%	68.8%	14.3%	pts.	$258.74	14.2%
Courtyard	$108.14	29.7%	68.2%	4.6%	pts.	$158.66	21.0%
Residence Inn	$149.82	23.8%	79.3%	5.3%	pts.	$188.89	15.5%
Composite US & Canada Limited-Service[4]	$119.99	28.3%	71.5%	5.2%	pts.	$167.75	18.9%
US & Canada - All[5]	$164.32	41.2%	69.4%	12.2%	pts.	$236.69	16.4%

Comparable Systemwide US & Canada Properties
	Three Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$179.27	32.0%	67.2%	11.8%	pts.	$266.65	8.8%
The Ritz-Carlton	$304.97	20.0%	64.7%	8.2%	pts.	$471.23	4.8%
W Hotels	$216.02	41.4%	66.3%	12.9%	pts.	$325.85	13.8%
Composite US & Canada Luxury[1]	$239.73	29.4%	66.9%	11.1%	pts.	$358.17	8.0%
Marriott Hotels	$135.07	43.6%	68.3%	13.5%	pts.	$197.68	15.2%
Sheraton	$118.86	43.3%	65.4%	12.5%	pts.	$181.88	15.8%
Westin	$157.14	41.9%	69.7%	13.1%	pts.	$225.59	15.1%
Composite US & Canada Premium[2]	$139.28	40.0%	68.3%	12.9%	pts.	$203.80	13.6%
US & Canada Full-Service[3]	$150.91	38.0%	68.2%	12.7%	pts.	$221.34	12.3%
Courtyard	$113.54	24.8%	71.7%	5.7%	pts.	$158.36	14.9%
Residence Inn	$132.62	18.2%	79.6%	2.8%	pts.	$166.56	14.0%
Fairfield by Marriott	$97.28	14.2%	73.6%	3.7%	pts.	$132.10	8.5%
Composite US & Canada Limited-Service[4]	$112.93	20.4%	74.4%	4.5%	pts.	$151.70	13.2%
US & Canada - All[5]	$128.94	28.5%	71.8%	7.9%	pts.	$179.58	14.3%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3]Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$67.48	5.3%	59.3%	4.3%	pts.	$113.87	-2.3%
Asia Pacific excluding China	$88.15	169.8%	62.7%	29.5%	pts.	$140.52	42.9%
Caribbean & Latin America	$111.98	42.8%	59.1%	12.9%	pts.	$189.46	11.8%
Europe	$188.55	93.1%	73.3%	24.5%	pts.	$257.08	28.6%
Middle East & Africa	$97.67	43.3%	61.6%	10.1%	pts.	$158.65	19.9%

International - All[1]	$102.53	61.7%	63.1%	16.1%	pts.	$162.61	20.4%

Worldwide[2]	$129.91	49.5%	65.9%	14.4%	pts.	$197.20	16.9%

Comparable Systemwide International Properties
	Three Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$64.78	8.2%	58.3%	5.4%	pts.	$111.12	-1.8%
Asia Pacific excluding China	$87.91	139.3%	62.7%	27.2%	pts.	$140.15	35.4%
Caribbean & Latin America	$96.11	45.0%	57.5%	12.6%	pts.	$167.27	13.4%
Europe	$156.10	90.3%	72.0%	25.0%	pts.	$216.92	24.1%
Middle East & Africa	$94.78	49.7%	62.0%	10.8%	pts.	$152.92	23.7%

International - All[1]	$101.37	66.1%	63.3%	17.3%	pts.	$160.11	20.7%

Worldwide[2]	$120.60	36.3%	69.2%	10.8%	pts.	$174.19	15.1%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Nine Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$200.55	75.2%	64.6%	20.6%	pts.	$310.43	19.2%
The Ritz-Carlton	$327.75	55.0%	64.1%	18.1%	pts.	$511.32	11.3%
W Hotels	$227.42	77.4%	62.5%	20.8%	pts.	$364.13	18.2%
Composite US & Canada Luxury[1]	$272.45	68.5%	64.7%	20.5%	pts.	$420.85	15.1%
Marriott Hotels	$143.07	112.4%	64.7%	25.1%	pts.	$221.13	29.9%
Sheraton	$140.21	122.3%	62.7%	27.5%	pts.	$223.50	24.9%
Westin	$163.54	98.9%	66.3%	25.4%	pts.	$246.78	22.7%
Composite US & Canada Premium[2]	$144.36	110.5%	64.1%	25.8%	pts.	$225.03	26.0%
US & Canada Full-Service[3]	$171.67	94.1%	64.3%	24.6%	pts.	$267.09	19.7%
Courtyard	$99.02	59.2%	64.5%	10.3%	pts.	$153.63	33.8%
Residence Inn	$140.23	39.6%	76.7%	7.7%	pts.	$182.73	25.6%
Composite US & Canada Limited-Service[4]	$111.63	54.5%	68.4%	10.6%	pts.	$163.15	30.5%
US & Canada - All[5]	$157.56	86.2%	65.3%	21.3%	pts.	$241.46	25.3%

Comparable Systemwide US & Canada Properties
	Nine Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$199.73	73.9%	66.4%	20.5%	pts.	$300.65	20.1%
The Ritz-Carlton	$323.71	55.9%	64.1%	18.4%	pts.	$505.36	11.1%
W Hotels	$227.42	77.4%	62.5%	20.8%	pts.	$364.13	18.2%
Composite US & Canada Luxury[1]	$258.25	69.3%	65.4%	20.6%	pts.	$394.60	16.1%
Marriott Hotels	$122.83	84.9%	62.9%	20.6%	pts.	$195.24	24.3%
Sheraton	$107.59	89.6%	60.4%	20.2%	pts.	$178.00	26.1%
Westin	$145.90	90.5%	65.3%	22.8%	pts.	$223.51	23.9%
Composite US & Canada Premium[2]	$127.57	83.0%	63.1%	20.8%	pts.	$202.21	22.6%
US & Canada Full-Service[3]	$142.69	79.9%	63.4%	20.8%	pts.	$225.20	20.9%
Courtyard	$101.82	46.9%	67.4%	10.5%	pts.	$151.18	23.9%
Residence Inn	$120.73	29.6%	76.5%	5.5%	pts.	$157.80	20.3%
Fairfield by Marriott	$86.91	31.9%	69.0%	8.0%	pts.	$126.05	16.6%
Composite US & Canada Limited-Service[4]	$102.00	38.0%	70.5%	8.6%	pts.	$144.75	21.2%
US & Canada - All[5]	$119.16	56.4%	67.5%	13.7%	pts.	$176.60	24.6%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Nine Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$54.38	-18.2%	47.9%	-7.7%	pts.	$113.51	-5.0%
Asia Pacific excluding China	$75.29	129.3%	55.5%	23.4%	pts.	$135.72	32.4%
Caribbean & Latin America	$121.10	84.1%	59.7%	20.6%	pts.	$202.84	20.7%
Europe	$146.25	187.8%	62.2%	33.7%	pts.	$235.21	31.7%
Middle East & Africa	$110.94	66.7%	62.6%	16.0%	pts.	$177.07	24.1%

International - All[1]	$90.07	64.4%	55.7%	13.7%	pts.	$161.76	24.0%

Worldwide[2]	$120.00	76.4%	59.9%	17.1%	pts.	$200.26	26.1%

Comparable Systemwide International Properties
	Nine Months Ended September 30, 2022 and September 30, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$52.09	-16.6%	47.0%	-7.0%	pts.	$110.95	-4.2%
Asia Pacific excluding China	$75.03	116.9%	55.6%	22.6%	pts.	$134.93	28.9%
Caribbean & Latin America	$100.89	89.2%	56.9%	19.6%	pts.	$177.18	24.2%
Europe	$119.44	183.6%	59.8%	33.0%	pts.	$199.71	27.2%
Middle East & Africa	$104.51	70.4%	62.2%	16.4%	pts.	$168.02	25.5%

International - All[1]	$87.29	77.2%	55.5%	16.5%	pts.	$157.25	24.5%

Worldwide[2]	$109.53	60.9%	63.9%	14.6%	pts.	$171.52	24.2%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2022 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended September 30, 2022 and September 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2019	2022	vs. 2019		2022	vs. 2019
Greater China	$64.78	-23.0%	58.3%	-11.4%	pts.	$111.12	-8.0%
Asia Pacific excluding China	$87.91	-14.1%	62.7%	-11.3%	pts.	$140.15	1.4%
Caribbean & Latin America	$96.11	17.6%	57.5%	-1.8%	pts.	$167.27	21.3%
Europe	$156.10	5.9%	72.0%	-6.5%	pts.	$216.92	15.5%
Middle East & Africa	$94.78	18.5%	62.0%	-3.5%	pts.	$152.92	25.1%

International - All[2]	$101.37	-2.4%	63.3%	-7.9%	pts.	$160.11	9.8%

US & Canada - All	$128.94	3.5%	71.8%	-4.7%	pts.	$179.58	10.4%

Worldwide[3]	$120.60	1.8%	69.2%	-5.8%	pts.	$174.19	10.2%

Comparable Systemwide Properties[1]
	Nine Months Ended September 30, 2022 and September 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2019	2022	vs. 2019		2022	vs. 2019
Greater China	$52.09	-39.8%	47.0%	-19.9%	pts.	$110.95	-14.3%
Asia Pacific excluding China	$75.03	-28.8%	55.6%	-16.2%	pts.	$134.93	-8.1%
Caribbean & Latin America	$100.89	3.9%	56.9%	-4.8%	pts.	$177.18	12.6%
Europe	$119.44	-9.1%	59.8%	-13.0%	pts.	$199.71	10.6%
Middle East & Africa	$104.51	15.3%	62.2%	-3.6%	pts.	$168.02	22.0%

International - All[2]	$87.29	-16.3%	55.5%	-13.3%	pts.	$157.25	3.8%

US & Canada - All	$119.16	-2.8%	67.5%	-6.9%	pts.	$176.60	7.1%

Worldwide[3]	$109.53	-6.6%	63.9%	-8.9%	pts.	$171.52	6.4%

[1] The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of September 30, 2022, even if in 2019 they were not open and operating for the full year or did not meet all the criteria for comparable in 2019.

[2] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[3] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Total
Net income, as reported	$377	$678	$630	$1,685
Cost reimbursement revenue	(3,146)	(3,920)	(3,931)	(10,997)
Reimbursed expenses	3,179	3,827	3,786	10,792
Interest expense	93	95	100	288
Interest expense from unconsolidated joint ventures	1	2	2	5
Provision for income taxes	99	200	239	538
Depreciation and amortization	48	49	50	147
Contract investment amortization	24	19	22	65
Depreciation and amortization classified in reimbursed expenses	26	29	32	87
Depreciation, amortization, and impairments from unconsolidated joint ventures	13	3	7	23
Stock-based compensation	44	52	48	144
Restructuring, merger-related charges, and other	9	—	2	11
Gains on investees’ property sales	(8)	(13)	(2)	(23)
Gain on asset dispositions	—	(2)	—	(2)
Adjusted EBITDA **	$759	$1,019	$985	$2,763

Change from 2021 Adjusted EBITDA **	156%	83%	44%	80%

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net (loss) income, as reported	$(11)	$422	$220	$468	$1,099
Cost reimbursement revenue	(1,780)	(2,338)	(2,950)	(3,374)	(10,442)
Reimbursed expenses	1,833	2,255	2,917	3,317	10,322
Loss on extinguishment of debt	—	—	164	—	164
Interest expense	107	109	107	97	420
Interest expense from unconsolidated joint ventures	2	1	2	2	7
(Benefit) provision for income taxes	(16)	(41)	58	80	81
Depreciation and amortization	52	50	64	54	220
Contract investment amortization	17	18	21	19	75
Depreciation and amortization classified in reimbursed expenses	28	27	28	28	111
Depreciation, amortization, and impairments from unconsolidated joint ventures	10	9	5	7	31
Stock-based compensation	53	43	43	43	182
Restructuring, merger-related charges, and other	1	3	4	—	8
Adjusted EBITDA **	$296	$558	$683	$741	$2,278

** Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FOURTH QUARTER 2022
($ in millions)

	Range
	Estimated Fourth Quarter 2022		Fourth Quarter 2021 **
Net income excluding certain items [1]	$565	$588
Interest expense	112	112
Interest expense from unconsolidated joint ventures	1	1
Provision for income taxes	174	181
Depreciation and amortization	47	47
Contract investment amortization	25	25
Depreciation and amortization classified in reimbursed expenses	32	32
Depreciation, amortization, and impairments from unconsolidated joint ventures	3	3
Stock-based compensation	48	48
Adjusted EBITDA **	$1,007	$1,037	$741

Increase over 2021 Adjusted EBITDA **	36%	40%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring, merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any additional asset sales that may occur during the year.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2022
($ in millions)

	Range
	Estimated Full Year 2022		Full Year 2021**
Net income excluding certain items [1]	$2,102	$2,125
Interest expense	400	400
Interest expense from unconsolidated joint ventures	6	6
Provision for income taxes	666	673
Depreciation and amortization	194	194
Contract investment amortization	90	90
Depreciation and amortization classified in reimbursed expenses	119	119
Depreciation, amortization, and impairments from unconsolidated joint ventures	26	26
Stock-based compensation	192	192
Gains on investees’ property sales	(23)	(23)
Gain on asset dispositions	(2)	(2)
Adjusted EBITDA **	$3,770	$3,800	$2,278

Increase over 2021 Adjusted EBITDA **	65%	67%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring, merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any additional asset sales that may occur during the year.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, and certain non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, certain non-cash impairment charges, loss on extinguishment of debt (when applicable), gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), the income tax effect of these adjustments, and income tax special items. The income tax special items primarily related to the resolution of tax audits. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income/loss excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), certain non-cash impairment charges related to equity investments, benefit (provision) for income taxes, restructuring, merger-related charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes loss on extinguishment of debt and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first quarter related to certain property-level adjustments related to compensation, charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19, and transition costs associated with the Starwood merger, which we record in the “Restructuring, merger-related charges, and other” caption of our Condensed Consolidated Statements of Income (our “Income Statements”), as well as the loss related to the debt extinguishment in the 2021 third quarter, which we recorded in the “Loss on extinguishment of debt” caption of our prior period Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings (losses)” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings (losses)” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of September 30, 2022, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.